Exhibit 99.1

 Tianli Agritech Announces Listing Transfer to the Nasdaq Capital Market and 180-Day Extension by Nasdaq to Regain Compliance with Minimum Bid Price Rule

Press Release: Tianli Agritech, Inc

WUHAN CITY, China, Aug. 5, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, headquartered in Wuhan City, China, today announced that it received a letter, dated August 2, 2013, from the Nasdaq Stock Market notifying the Company that its application to transfer its listing from NASDAQ Global Market to NASDAQ Capital Market has been approved, effective with the start of trading on Tuesday, August 6, 2013. Tianli will continue to trade under its existing ticker symbol "OINK".

Additionally, the Nasdaq Stock Market granted Tianli an additional 180-day period, or until February 3, 2014, to regain compliance with Nasdaq's minimum $1.00 bid price per share rule for continued listing on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company's common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days prior to February 3, 2014.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com